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                                                                     Exhibit 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          LIGHT SCIENCES ONCOLOGY, INC.

                                    ARTICLE I
                                      NAME

     The name of this Corporation is Light Sciences Oncology, Inc. (the "CORPORATION").

                                   ARTICLE II
                                  CAPITAL STOCK

     A. After the initial date and time of the effectiveness (the "EFFECTIVE TIME") of these Amended and Restated Articles of Incorporation (the "AMENDED AND RESTATED ARTICLES OF INCORPORATION"), this Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Sixty Million (60,000,000) shares, Forty Five Million (45,000,000) shares of which shall be Common Stock (the "COMMON Stock") and Fifteen Million (15,000,000) shares of which shall be Preferred Stock (the "PREFERRED STOCK"). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

     B. Shares of Preferred Stock may be issued from time to time in one or more series. Ten Million (10,000,000) shares of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). The Board of Directors of the Corporation, subject to any approval requirements included in the rights and preferences of any series of Preferred Stock under these Amended and Restated Articles of Incorporation, is hereby authorized to fix the designations and powers, preferences and relative participating, optional or other rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether or not dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

     C. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and Series A Preferred are as follows (Note: section references within this Article II are to other sections within the
Article II unless otherwise expressly provided):

          1.   DIVIDEND RIGHTS.

               (A) The holders of Series A Preferred shall be entitled to receive prior and in preference to the holders of Common Stock, out of funds legally available therefor, dividends at a rate equal to $0.40 per annum on each outstanding share of Series A Preferred (as

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adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "SERIES A DIVIDENDS"), payable if, as and when declared by the Board of Directors of the Corporation (the "BOARD" or "BOARD OF DIRECTORS") and shall not accrue or otherwise be deemed to compound. Upon any conversion of shares of the Series A Preferred Stock, all rights to such dividends on such shares shall terminate. Unless all Series A Dividends shall have been paid or set apart, no dividend shall be paid or declared, and no distribution or redemption shall be made, on any shares of Common Stock (other than dividends payable solely in capital stock on the capital stock of the Corporation, repurchases of Common Stock from employees of the Corporation pursuant to agreements and arrangements provided for in an equity incentive plan approved by the Board or pursuant to the Corporation's exercise of a right of first refusal contained in agreements approved by the Board).

               (B) No dividend or distribution (other than dividends payable solely in capital stock on the capital stock of the Corporation) shall be paid on any share of Common Stock unless a dividend or distribution is paid or declared and set apart, in addition to the Series A Dividends, with respect to each share of Series A Preferred then outstanding in amounts for each such share of Series A Preferred which are equal to or greater than the aggregate amounts of such dividends or distributions as would otherwise be paid on the shares of Common Stock into which each such share of Series A Preferred could then be converted pursuant to the provisions of Section 4 below. In the event of a conversion of any of the shares of Series A Preferred pursuant to Section 4 below, any declared and unpaid dividends on such shares shall be paid, at the election of the holder(s) thereof, in cash or shares of Common Stock (at the then current fair market value for such shares as determined in good faith by the Board).

               (C) Notwithstanding this Section 1 and Section 3 below, the Corporation may at any time, out of funds legally available for such purpose,
(i) repurchase shares of Common Stock issued to or held by officers, directors, employees or other service providers upon termination of their employment or services pursuant to agreements providing the Corporation such a right of repurchase approved by the Board of Directors, and (ii) repurchase shares of Common Stock pursuant to the Corporation's exercise of a right of first refusal contained in agreements approved by the Board of Directors, in either case whether or not all declared dividends have been paid or set aside for payment. For the purpose of determining the legality of distributions pursuant to Section 23B.06.400(2)(b) of the Revised Code of Washington, or any successor statute, redemptions of the Common Stock as provided in clauses (i) and (ii) of this subsection (c) may be made without reference to the amount required to satisfy the liquidation preference set forth in Section 3(a) below.


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          2.   VOTING RIGHTS.

     Except as otherwise expressly provided in these Amended and Restated Articles of Incorporation or as otherwise required by law, (a) each holder of Series A Preferred shall be entitled, with respect to such shares, to a number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred then held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 below), and (b) holders of Preferred Stock shall vote together with the Common Stock as a single voting group on all matters to be voted on by shareholders, whether at a meeting or by written consent.

          3.   LIQUIDATION RIGHTS.

               (A) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred equal to lesser of (i) the sum of (A) $5.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, the "ORIGINAL SERIES A ISSUE PRICE"), as increased by 20% per year compounded annually (provided that for a period of less than one full year, the growth rate for that period will be 20% multiplied by the number of days in the period divided by 365), plus (B) any dividends declared but unpaid thereon, and (ii) 200% of the Original Series A Issue Price. If, upon any such liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this
Section 3(a), then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               (B) After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock (including any shares of Common Stock issued upon conversion of shares of Series A Preferred).

               (C) Unless the holders of a majority of the Series A Preferred specifically and explicitly elect otherwise (given in writing or by vote at a meeting), the following events shall be considered a liquidation under this
Section 3:

                    (I) (x) any consolidation, sale of stock, share exchange or merger of the Corporation with or into any other corporation or other entity, or any other corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, sale of stock, share exchange, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, sale of stock, share exchange, merger or reorganization, or (y) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred to a party or parties who were not shareholders prior to such transfer (each an "ACQUISITION"); provided an equity financing exclusively for capital raising purposes in which the Corporation is the surviving corporation, including a transaction in which holders prior to


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such transaction own less than 50% of the total voting power of the Corporation immediately after the closing of the financing, shall not be considered an Acquisition; or

                    (II) a sale, lease, transfer or other disposition (including, without limitation, by an exclusive license of all or substantially all of the Corporation's rights in the material intellectual property of the Corporation for a term of at least all or substantially all of the effective period of the material patents included therein) of all or substantially all of the assets of the Corporation (an "ASSET TRANSFER").

                    (III) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board. Any securities shall be valued as follows:

                         (A) The value of such securities shall be the value, if any, ascribed to such securities in the Acquisition documents;

                         (B) Securities not covered by (A) above and securities subject to investment letter or other similar restrictions on free marketability covered by (C) below:

                         (1) If traded on a securities exchange or through the
NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                         (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                         (3) If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                         (C) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (B)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

                    (IV) Except as otherwise agreed in writing by the holders of at least a majority of the Series A Preferred, (x) all consideration payable to the shareholders of the Corporation in connection with an Acquisition, or (y) all consideration payable to the Corporation and distributable to its shareholders, together with all other assets of the Corporation legally available for distribution to shareholders, in connection with an Asset Transfer, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Series A Preferred and any Common Stock (and any other capital stock junior in preference to the Series A Preferred) in accordance with the preferences and priorities set forth in Section 3(a) and Section 3(b) above, with such


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preferences and priorities specifically intended to be applicable in any such
Acquisition or Asset Transfer as if such transaction were a liquidation of the Corporation for purposes of this Section 3. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section 3(c), including without limitation, (i) in the case of an Acquisition, causing the definitive agreement relating to such Acquisition to provide for a rate at which the shares of Series A Preferred are converted into or exchanged for the consideration to be received by shareholders of the Company (whether cash, new securities or other property) pursuant to such transaction which gives effect to the preferences and priorities set forth in
Section 3(a) and Section 3(b) above, or (ii) in the case of an Asset Transfer, redeeming the Series A Preferred or distributing assets of the Corporation legally available for distribution, in either case in a manner that gives effect to the preferences and priorities set forth in Section 3(a) and Section 3(b) above. The Corporation shall promptly provide to the holders of shares of Series A Preferred summary information concerning the terms of such Acquisition or Asset Transfer as may reasonably be requested by the holders of Series A Preferred. The amount deemed distributed to the holders of Series A Preferred upon any such transaction shall be the cash or the value (as determined pursuant to Section 3(c)(iii) above) of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable.

                    (V) Any election by the holders of at least a majority of the Series A Preferred pursuant to this Section 3(c) shall be made by written notice to the Corporation and the other holders of Series A Preferred at least five (5) days prior to the closing of the relevant transaction. Upon the election of such majority in interest of the Series A Preferred hereunder, all holders of Series A Preferred shall be deemed to have made such election and such election shall bind all holders of the Series A Preferred.

          4.   CONVERSION RIGHTS.

     The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the "CONVERSION RIGHTS"):

               (A) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

               (B) CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "SERIES A PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing the Original Series A Issue Price by the "Series A Preferred Conversion Price," calculated as provided in
Section 4(c).

               (C) CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be $5.00 (the "SERIES A PREFERRED CONVERSION PRICE"). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this


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Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

               (D) MECHANICS OF CONVERSION. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) at the election of the holder, in cash or shares of Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (E) ADJUSTMENTS TO SERIES A CONVERSION PRICE FOR CERTAIN DILUTING ISSUES.

                    (I) SPECIAL DEFINITIONS. For purposes of this Section 4(e), the following definitions apply:

                         (A) "OPTIONS" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Common Stock, Series A Preferred or Convertible Securities (defined below).

                         (B) "ORIGINAL ISSUE DATE" shall mean the date on which a share of Series A Preferred was first issued.

                         (C) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred) or other securities convertible into or exchangeable for Common Stock.

                         (D) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(ii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

                         (1) shares of Common Stock issued or issuable upon
conversion of shares of Series A Preferred;

                         (2) up to 1,786,519 shares (plus a number of shares
equal to the product of 0.10 multiplied by the number of shares of Series A Preferred


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issued by the Corporation during the 45 days after Original Issuance Date) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements or other employee stock incentive programs or arrangements on terms approved by the Board of Directors;

                         (3) shares of Common Stock issued or issuable as a
dividend or distribution on Series A Preferred;

                         (4) shares of Common Stock issued or issuable for which
adjustment of the Series A Preferred Conversion Price is made pursuant to
Section 4(g);

                         (5) shares of Common Stock issued or issuable in
connection with an acquisition of another entity by the Corporation (by merger, consolidation, sale of assets, share exchange, sale or exchange of securities or otherwise);

                         (6) up to 1,786,519 shares (plus a number of shares
equal to the product of 0.10 multiplied by the number of shares of Series A Preferred issued by the Corporation during the 45 days after Original Issuance
Date) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) of Common Stock issued or issuable, in each case as approved by the Board of Directors, in connection with a lease line, equipment financing, bank financing, strategic partnership, collaboration or similar transaction, or in consideration of the acquisition or licensing of technology by the Corporation; or

                         (7) shares with respect to which the holders of at
least 50% of the outstanding shares of Series A Preferred, voting as a separate class (including by written consent), have specifically and explicitly waived the application of this Section 4(e).

                    (II) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Series A Preferred, the conversion or exchange of such Convertible Securities or Series A Preferred, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (A) no further adjustments in the Series A Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or Series A Preferred or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series A Preferred;


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                         (B) if such Options or Convertible Securities by their
     terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred);

                         (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         (1) in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually receive by the Corporation upon such conversion or exchange and

                         (2) in the case of Options for Convertible Securities
or Series A Preferred, only the Convertible Securities or Series A Preferred, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(e)(iv)) upon the issue of the Convertible Securities or Series A Preferred with respect to which such Options were actually exercised;

                         (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (a) the Series A Conversion Price on the original adjustment date, or (b) the Series A Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                         (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the


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     Series A Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

                    (III) ADJUSTMENT OF SERIES A CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event this Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(ii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date. Notwithstanding anything to the contrary herein, the application of this Section 4(e)(iii) with respect to a particular issuance of Additional Shares of Common Stock may be waived (in writing or by vote at a meeting) by the holders of at least a majority of the then outstanding shares of Series A Preferred.

                    (IV) DETERMINATION OF CONSIDERATION. For purposes of Section 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (A) CASH AND PROPERTY. Such consideration shall

                         (1) insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (2) insofar as it consists of property other than cash,
be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (3) in the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the Corporation for


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consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                         (B) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(ii), relating to Options and Convertible Securities shall be determined by dividing:

                         (1) the total amount, if any, received or receivable by
the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or Series A Preferred, the exercise of such Options for Convertible Securities or Series A Preferred and the conversion or exchange of such Convertible Securities or Series A Preferred; by

                         (2) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

               (F) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (G) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such


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distribution is not fully made on the date fixed therefor, the Series A
Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.

               (H) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               (I) REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

               (J) AUTOMATIC CONVERSION.

                    (I) Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation at a price per share of at least $15.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the date hereof) and resulting in at least $40,000,000 of gross proceeds to the Corporation, and pursuant to which the Corporation obtains a listing for its shares on the New York Stock Exchange or the NASDAQ National Market System.

Furthermore, each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred.

                    (II) Upon the occurrence of any of the events specified in
Section 4(j)(i) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (without requirement of posting any bond). Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for such stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

               (K) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

               (L) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (M) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

          5.   COMMON STOCK

     The voting, dividend, liquidation and all other rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

                                   ARTICLE III
                               BOARD OF DIRECTORS

     The number of Directors of the Corporation shall be determined in the manner provided in the Bylaws and may be increased or decreased from time to time in the manner provided therein.

                                   ARTICLE IV
                              NO PREEMPTIVE RIGHTS

     Shareholders of the Corporation have no statutory preemptive rights to acquire additional shares, or securities convertible into or exercisable for shares, issued by the Corporation.

                                    ARTICLE V
                                  VOTING RIGHTS

     A. Subject to the provisions of Article II above, holders of Common Stock and Preferred Stock shall have voting rights of one vote per share on each matter to be voted on and shall vote together as a single voting group, except to the extent otherwise required by law. Except to the extent otherwise expressly provided in these Amended and Restated Articles of Incorporation with respect to voting or approval rights of the Preferred Stock or particular series of Preferred Stock or unless the Board conditions its submission of the proposed shareholder action on a separate vote by one or more smaller voting groups, classes or series, the holders of each outstanding class or series of shares of this Corporation shall not be entitled to vote as a separate voting group (a) on any amendment to these Amended and Restated Articles of Incorporation with respect to which such class or series would otherwise be entitled under RCW 23B.10.040(1)(a), (e) or (f) to vote as a separate voting group, (b) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under RCW 23B.11.035 to vote as a separate voting group, or (c) on any other matter required or permitted to be submitted a vote of this Corporation's shareholders. To the extent holders of a class or series of shares would otherwise be entitled to vote as a separate voting group with respect to any of the foregoing, such rights are hereby expressly eliminated.

     B. Any action required or which may be taken at a meeting of shareholders of the Corporation may be taken without a meeting or a vote if, pursuant to the bylaws, either (a) the action is taken with the prior written consent of all shareholders entitled to vote; or (b) the action is taken with the written consent of shareholders holding of record, or otherwise entitled to vote in the aggregate, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, and at the time the action is taken the Corporation does not have capital stock registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. Notice of any such action shall be given to nonconsenting or nonvoting shareholders in accordance with applicable law.

     C. With respect to proposals presented to the shareholders for approval under RCW 23B.10.030, 23B.11.030 and 23B.12.020 in accordance with RCW 23B.07.270, this Corporation's shareholders may take action by the affirmative vote of holders of a majority of all votes entitled to be cast on the proposal within each applicable voting group.

                                   ARTICLE VI
                      LIMITATION ON LIABILITY OF DIRECTORS

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the Effective Time, except for
(i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after the Effective Time, the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any amendment to or repeal of this Article VI shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the Effective Time.

                                   ARTICLE VII
                          INDEMNIFICATION OF DIRECTORS

     This Corporation shall indemnify its directors to the full extent permitted by the Washington Business Corporation Act now or hereafter in force. However, such indemnity shall not apply on account of:

          (a) Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

          (b) Conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or

          (c) Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

     This Corporation shall advance reasonable expenses for such persons pursuant to the terms set forth in the bylaws, or in a separate directors' resolution or contract. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. The Corporation is expressly empowered to adopt, approve, and amend from time to time such bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions.

     Such bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made. No amendment or repeal of this Article VII shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                  ARTICLE VIII
                  AUTHORITY TO AMEND ARTICLES OF INCORPORATION

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles in any manner now or hereafter permitted or prescribed by law, and all rights of shareholders set forth herein are subject to this reserved power.

                                   ARTICLE IX
                              NO CUMULATIVE VOTING

     The right to cumulate votes in the election of directors shall not exist with respect to shares of capital stock of the Corporation.

                                    ARTICLE X
                              CORPORATE OPPORTUNITY

     To the maximum extent permitted from time to time under the law of the State of Washington, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its directors or shareholders, other than (i) those directors or shareholders who are employees of the Corporation, and (ii) those opportunities demonstrated by the Corporation to have been presented to such directors or shareholders expressly as a result of their activities as a director or shareholder of the Corporation. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director or shareholder of the Corporation for or with respect to any opportunities which such director or shareholder becomes aware prior to such amendment or repeal.

                            [Signature page follows]

Dated: September 30, 2005               /s/ Llew Keltner
                                        ----------------------------------------
                                        Llew Keltner, President

                               [SIGNATURE PAGE TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION]

                              ARTICLES OF AMENDMENT
                                       OF
                          LIGHT SCIENCES ONCOLOGY, INC.

     The following Articles of Amendment are executed by the undersigned, a Washington corporation:

     1. The name of the corporation is Light Sciences Oncology, Inc.

     2. Article II.A of the Amended and Restated Articles of Incorporation of the corporation is amended and restated in its entirety to read as follows:

          "A. After the initial date and time of the effectiveness (the "EFFECTIVE TIME") of these Amended and Restated Articles of Incorporation (the "AMENDED AND RESTATED ARTICLES OF INCORPORATION"), this Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Sixty Four Million (64,000,000) shares, Forty Five Million (45,000,000) shares of which shall be Common Stock (the "COMMON STOCK") and Nineteen Million (19,000,000) shares of which shall be Preferred Stock (the "PREFERRED STOCK"). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share."

     3. Article II.B of the Amended and Restated Articles of Incorporation of the corporation is amended and restated in its entirety to read as follows:

          "B. Shares of Preferred Stock may be issued from time to time in one or more series. Fourteen Million (14,000,000) shares of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "SERIES A PREFERRED"). The Board of Directors of the Corporation, subject to any approval requirements included in the rights and preferences of any series of Preferred Stock under these Amended and Restated Articles of Incorporation, is hereby authorized to fix the designations and powers, preferences and relative participating, optional or other rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether or not dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding."

     4. Article II.C.4(e)(i)(D)(2) of the Amended and Restated Articles of Incorporation of the corporation is amended and restated in its entirety to read as follows:

          "(2) up to 1,786,519 shares (plus a number of shares equal to the product of 0.10 multiplied by the number of shares of Series A Preferred issued by the Corporation from October 7, 2005 through December 31, 2005) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements or other employee stock incentive programs or arrangements on terms approved by the Board of Directors;"

     5. Article II.C.4(e)(i)(D)(6) of the Amended and Restated Articles of Incorporation of the corporation is amended and restated in its entirety to read as follows:

          "(6) up to 1,786,519 shares (plus a number of shares equal to the product of 0.10 multiplied by the number of shares of Series A Preferred issued by the Corporation from October 7, 2005 through December 31, 2005) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) of Common Stock issued or issuable, in each case as approved by the Board of Directors, in connection with a lease line, equipment financing, bank financing, strategic partnership, collaboration or similar transaction, or in consideration of the acquisition or licensing of technology by the Corporation; or"

     6. The date the amendment was adopted is December 8, 2005.

     7. The amendment was duly approved by the shareholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040. Such approval was obtained by written consent in accordance with RCW 23B.07.040 and written notice to any nonconsenting shareholders has been given as provided in RCW 23B.07.040.

Dated: December 8, 2005

                                        LIGHT SCIENCES ONCOLOGY, INC.


                                        By /s/ Jay Winship
                                           -------------------------------------
                                           Jay Winship
                                           Secretary

                              ARTICLES OF AMENDMENT
                                       OF
                          LIGHT SCIENCES ONCOLOGY, INC.

      Pursuant to RCW 23B.10.060, the following Articles of Amendment are executed by the undersigned, a Washington corporation:

      1.    The name of the corporation is Light Sciences Oncology, Inc.

      2. Article II of the Amended and Restated Articles of Incorporation of the corporation is hereby amended to add the following Section D at the end thereof:

                  "D. At the initial date and time of the effectiveness of these
            Articles of Amendment (the "TIME OF EFFECTIVENESS"), each eight shares of Common Stock issued and outstanding immediately prior to the Time of Effectiveness shall be changed and reclassified into five shares of Common Stock, par value $0.001 per share (the "REVERSE STOCK SPLIT"). The Reverse Stock Split shall occur automatically without any further action by the holders of the shares affected thereby and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that all fractional shares resulting from the Reverse Stock Split of a given record holder's Common Stock shall be aggregated. After aggregating all fractional shares in accordance with the previous sentence, no remaining fractional share of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional share to which a record holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined in good faith by the Corporation's Board of Directors. The total authorized capital stock of the Corporation after giving effect to the Reverse Stock Split shall be Sixty Million (60,000,000) shares, consisting of Forty Five Million (45,000,000) shares of Common Stock having a par value of $0.001 per share and Fifteen Million (15,000,000) shares of Preferred Stock having a par value of $0.001 per share. Ten Million (10,000,000) shares of Preferred Stock shall be designated as Series A Preferred Stock."

      3. Article II, Section C(4)(j)(i) is hereby amended and restated in its entirety to read as follows:

                        "(i) Each share of Series A Preferred shall
            automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation resulting in at least $40,000,000 of proceeds (calculated before underwriting discounts, commissions and expenses) to the Corporation, and pursuant to which the Corporation obtains a listing for its shares on the New York Stock Exchange or NASDAQ. Furthermore, each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred."

      4. The date of the adoption of the amendment by the shareholders of the corporation is September 7, 2006.

      5. The amendment was duly approved by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

      6. These Articles of Amendment shall be effective at 5:00 P.M., Pacific time, on September 8, 2006.

      These Articles of Amendment are executed by said corporation by its duly authorized officer.

DATED:  September 8, 2006

                              LIGHT SCIENCES ONCOLOGY, INC.



                              By:   /s/ Robert M. Littauer
                                    ---------------------------------------
                              Name: Robert M. Littauer
                              Its: Vice President, Chief Financial Officer and Treasurer


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